Exhibit 2.3

DESCRIPTION OF SECURITIES

REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

As of December 31, 2019, TAIWAN LIPOSOME COMPANY, LTD. (“we,” “us,” and “our”) had the following series of securities registered pursuant to Section 12(b) of the Securities Exchange Act, as amended (“Exchange Act”):

Title of each class	Trading symbol	Name of each exchange on which registered
American Depositary Shares (ADSs), each representing two common shares, par value NT$10 per common share	TLC	The Nasdaq Global Market
Common shares, par value NT$10 per share *	4152	The Nasdaq Global Market *

*	Not for trading, but only in connection with the registration of the American Depositary Shares.

Our common shares have been listed in Taiwan on the Taipei Exchange (“TPEx”) since December 2012. Our American Depositary Shares (“ADSs”), each representing two common shares, par value NT$10 per common share (the “shares” or “common shares”), have been available in the U.S. through an American Depositary Receipt (“ADR”) program since November 21, 2018. This program was established pursuant to the deposit agreement that we entered into with JPMorgan Chase Bank, N.A. (“JPMorgan”), as depositary (“Deposit Agreement”). Our ADRs have been listed on the Nasdaq Global Market (“Nasdaq”) since November 2018 and are traded under the symbol “TLC”. In connection with this listing (but not for trading), the shares are registered under Section 12(b) of the Exchange Act. This exhibit contains a description of the rights of (i) the holders of common shares and (ii) ADR holders. Shares underlying the ADSs are held by JPMorgan, the depositary, and holders of ADSs will not be treated as holders of the shares.

The following summary is subject to and qualified in its entirety by our Articles of Incorporation (“Articles”), by the law of the Republic of China, Taiwan (“ROC”). This is not a summary of all the significant provisions of the Article or ROC law, and does not purport to be complete. Capitalized terms used but not defined herein have the meanings given to them in our annual report on Form 20-F for the fiscal year ended December 31, 2019 and in the Deposit Agreement, which is an exhibit to our registration statement on Form F-6 filed with the Securities and Exchange Commission (the “SEC”) on February 28, 2018, as amended.

DESCRIPTION OF COMMON SHARES

General

Our authorized capital set forth in our Articles of Incorporation is NT$2,000,000,000, divided into 200,000,000 shares with par value of NT$10 each. We currently do not have preferred shares or other classes of shares.

Pursuant to our Articles of Incorporation, we must distribute a certain percentage of earnings we have at the end of each fiscal year to our employees and directors after first reserving the amount to make up any prior accumulated losses. Specifically, up to 2% of our distributable earnings must be distributed as compensation to directors and between 2% and 8% of distributable earnings must be distributed to employees as employee bonuses. Additionally, if any of our subsidiaries meets certain requirements, its employees are also entitled to receive a portion of the employee bonuses.

Employee Stock Options and Employee Restricted Stock

According to our Articles of Incorporation, NT$200,000,000 within the authorized capital, divided into 20,000,000 shares, at a par value of NT$10 per share, shall be reserved for the issuance of shares upon exercise of stock options, employee restricted stock, warrants attached to preferred shares, and/or warrants attached to company bonds. Our board of directors may resolve to issue the aforementioned shares in installments.

Changes in Capital

Under ROC law, any change in our authorized capital requires an amendment to our articles of incorporation, which must be approved by our shareholders at a shareholders’ meeting.

On the other hand, under ROC law, authorized but not issued common shares may be issued upon the terms as our board of directors may determine, subject to the pre-emptive rights set forth below. However, since we are a public company, issuance of new shares, generally requires a filing with and approval by the ROC Financial Supervisory Commission.

Preemptive Rights

Under ROC law, upon the issue of new shares, we are obligated to reserve 10% to 15% of the shares for subscription by our employees. Subject to several statutory exceptions, our shareholders are entitled to subscribe for the remainder of the new shares in proportion to their existing shareholdings. New shares not so subscribed by our employees and shareholders may be offered by us to the public or to specific persons designated by the board.

Since our shares are publicly traded on the TPEx, in the event of offering new shares for cash, we are mandatorily required to offer 10% of the shares to the public at the market price, subject to a higher public offering percentage adopted by our shareholders at a shareholders’ meeting.

Register of Shareholders and Record Date

Our register of the shareholders is maintained by Taiwan Depository & Clearing Corporation (TDCC).

According to ROC law and our Articles of Incorporation, our register of shareholders should be closed for a period of sixty days before each regular shareholders’ meeting, thirty days before each extraordinary shareholders’ meeting, and five days before each record date of dividends, bonuses, or other interests.

Transfer of Common Shares

Generally, transfers of our common shares will be settled by means of utilizing the book-entry system maintained by TDCC. However, those common shares represented by physical certificates should be transferred by endorsement and delivery of the share certificates. Under ROC law, unless the name and address of the transferee have been recorded in our register, such transferee may not assert its shareholder’s rights against us. In addition, shareholders are required to file their specimen seals with us.

Dividends and Distributions

If our general annual report shows profits, they shall be distributed in the order below:

(1)	to pay taxes and levies as required by the relevant laws;

(2)	to make up any prior year’s losses;

(3)	to set aside 10% as the statutory surplus reserve, unless the accumulated surplus reserve is equal to or greater than the paid-in capital of ours;

(4)	to appropriate or reverse any special surplus reserve, if necessary, in accordance with the relevant laws;

(5)

with respect to the remainder of the profits, after adding the previously undistributed profits and making adjustments to the current undistributed profits, our board of directors shall prepare the shareholder dividends plan and submit it to the shareholders’ meeting for the shareholders’ approval.

Given the business environment and development stage that we are in and in light of the expansion of us in line with our business, our future capital expenditures and need for funds shall be taken into account when contemplating profit distribution; hence, as a principal, cash dividends shall be no lower than ten percent of the total dividends.

Acquisition of Common Shares by Us

Under ROC law, as a company whose shares are publicly traded on the TPEx, we may buy back our own common shares in certain statutorily permitted purposes, such as:

(1)	Where the buyback is for transferring shares to our employees, or to pay our employee’s bonuses in the form of shares;

(2)

Where the buyback is for equity conversion in accordance with the issuance of corporate bonds with warrants, preferred shares with warrants, convertible corporate bonds, convertible preferred shares, or share subscription warrants; or

(3)	Where the buyback is required to maintain our credit and our shareholders’ rights and interests, and the shares so purchased shall be cancelled.

However, under ROC law, we may not purchase over ten percent of the total shares issued by us. A resolution adopted by a majority of directors present at a board meeting attended by two-thirds or more of our directors is required for the purchase of our own common shares. The shares purchased by us pursuant to items (1) and (2) above must be transferred to the intended transferees within three years after the purchase; otherwise, the same will be cancelled. For the shares to be cancelled pursuant to item (3) above, we must complete an amended registration for such cancellation within six months after the purchase.

We may also repurchase the shares of restricted stock upon the occurrence of any event that will trigger the buyback in the relevant issuance plans, such as termination of employment, retirement or breach of the labour contract and the shares that are bought back in such events will be canceled.

Last, in the event of a merger or acquisition transaction where a dissenting shareholder has an appraisal right, such dissenting shareholder may demand us to buy back such shareholder’s shares at a fair market price.

Liquidation Rights

In the event of our liquidation, after paying all outstanding debts, liquidation expenses, and taxes, the remainder of our assets would be distributed to our shareholders pro rata in accordance with the ROC law and our articles of incorporation.

Voting Rights

According to ROC law and our Articles of Incorporation, at a shareholders’ meeting, a shareholder has one vote for each common share that the shareholder holds. However, under ROC law, the following types of shares are not entitled to any voting rights: (i) treasury shares; (ii) shares held by our subordinate company, where the total number of voting shares or total shares equity held by us in such a subordinate company represents more than half of the total number of voting shares or the total shares equity of such a subordinate company; and (iii) the shares of a holding company and its subordinate companies that are held by another company, where the total number of the shares or total shares equity of that company held by the holding company and its subordinate companies directly or indirectly represents more than half of the total number of voting shares or the total share equity of such a company.

A shareholder may appoint a proxy to attend a shareholders’ meeting on such shareholder’s behalf by executing a power of attorney stating therein the scope of power granted in the proxy. Such proxy must be given at each meeting and a shareholder cannot sign a general proxy for all the meetings held during a period of time. The power of attorney does not need to be in a form printed by us unless otherwise prescribed by the relevant competent authority for public companies. In addition, subject to certain statutory exceptions, when a person acts as the proxy for two or more shareholders, the voting power held by the proxy holder shall not exceed three percent of the total number of shares issued by us. The voting power in excess of this number shall not be counted. In addition, a shareholder cannot vote on the shareholder’s behalf or as a proxy on behalf of others on any resolution item in which such shareholder has a personal interest and such conflict of interest may impair our interest.

In general, the resolutions of shareholders consist of ordinary resolutions and supermajority resolutions. A supermajority resolution is a resolution adopted by shareholders of a majority of the shares represented at a shareholders’ meeting attended by holders of two-thirds or more of the total number of shares issued by us. Subject to few exceptions, if the quorum is not met, the supermajority resolution may be adopted by holders of two-thirds or more of the shares represented at a meeting attended by holders of a majority of the shares issued by us. An example of a matter that must be adopted by a supermajority resolution is amending our articles of incorporation. For certain action items, unlike supermajority resolutions described above, the shareholders’ resolution may only be adopted by holders of two-thirds or more of the shares represented at a meeting attended by holders of a majority of the shares issued by us. An example is a resolution to approve a private placement of shares to specified persons.

Cumulative voting for the election of directors and statutory auditors is mandatorily required under ROC law.

Meetings of Shareholders

Under ROC law, our board of directors is responsible for calling a regular shareholders’ meeting at least once a year within six months after the end of each fiscal year. Our board of directors may call an extraordinary shareholders’ meeting at any time if it deems necessary.

Any member of the audit committee may call a shareholders’ meeting either in the event that our board of directors fails to or cannot call such a meeting or in any other case where a member of the audit committee deems calling a shareholders’ meeting to be in our best interest.

When our board of directors fails to or cannot call a shareholders’ meeting on account of a share transfer or any other causes, the holders of three percent or more of the total number of shares issued by us may, after obtaining an approval from the competent authority, call a shareholders’ meeting.

Holders of 3% or more of the total number of shares issued by us for one year or more may request in writing that our board of directors calls an extraordinary shareholders’ meeting. If our board of directors fails to circulate the meeting notice within 15 days after the submission of the request, the shareholders in question may make a filing with the competent authority for approval to call the extraordinary meeting.

Any shareholder holding a majority of the shares for three months or more may convene a shareholders’ meeting.

Since we are a public company, notice of our regular shareholders’ meeting shall be given to shareholders no later than thirty days before the scheduled meeting date, and notice of our extraordinary shareholders’ meeting shall be given to shareholders no later than fifteen days before the scheduled meeting date. Under ROC law, meeting notices may be given in electronic form, subject to the recipient’s consent.

Shareholder Suits

Under ROC law, holders of 1% or more of the total number of shares issued by us for six months or more may request in writing that a member of the audit committee on our behalf against our directors. If the member of the audit committee fails to initiate a lawsuit within 30 days after the request is made, then the shareholders in question may institute a lawsuit on our behalf. In such event, the court may, upon the petition of the defendant director, order the suing shareholders to furnish an appropriate bond. In the event that the suing shareholders do not prevail in the shareholders’ suits and thus cause any damages to us, the suing shareholders shall be liable for indemnifying us for such damages. In addition, where a lawsuit instituted by suing shareholders is found by a final judgment to be based on facts that are obviously untrue, the suing shareholders would be liable to compensate the defendant director for losses or damage resulting from such an action. Where a lawsuit instituted by suing shareholders is found by a final judgment to be based on facts that are obviously true, the defendant director would be liable to compensate the suing shareholders for losses or damage resulting from such an action. In addition, the court fees payable by such shareholders in a shareholders’ suit will be capped at NT$600,000, and the court may upon request appoint counsel for the shareholder plaintiffs.

Annual Financial Statements

At the close of each fiscal year, our management and board of directors must prepare the following statements and records and submit them to our audit committee for their approval not later than the 30th day prior to the meeting date of the regular shareholders’ meeting:

(1)	the business report;

(2)	the financial statements; and

(3)	the surplus earning distribution or loss off-setting proposals.

Since we are a public company, our annual financial statements must also be audited by a certified public accountant. The annual financial statements must be approved by the shareholders at the annual shareholders’ meeting.

Transfer Restrictions

Under ROC law, our shares are generally freely transferable, subject to certain restrictions. However, since we are a public company, our directors, our managers, and any shareholder who holds ten percent or more of the total number of issued common shares (in each case, including shares held by their respective spouse, minor children and/or nominees) are subject to certain share transfer restrictions and reporting obligations under ROC law. In addition, shareholders of our privately placed common shares are generally prohibited from transferring the privately placed common shares within three years of issuance, subject to several limited exceptions during the three years lock-up period.

Comparison of ROC Law and U.S. Delaware General Corporation Law

See the references to “Description of Share Capital and Articles of Incorporation” in our prospectus dated November 26, 2018, filed with the SEC pursuant to Rule 424(b).

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Receipts

JPMorgan, as depositary bank, registers and delivers our American Depositary Shares, also referred to as ADSs. Each ADS represents two common shares (or a right to receive two common shares) deposited with JPMorgan, Taipei Branch, or any successor, as custodian for the depositary. Each ADS will also represent any other securities, cash or other property which may be held by the depositary in respect of the depositary facility. The depositary’s corporate office at which the ADSs are administered is located at 383 Madison Avenue, Floor 11, New York, NY 10179. A deposit agreement among us, the depositary and the ADS holders sets out ADS holder rights as well as the rights and obligations of the depositary. A form of the deposit agreement is incorporated by reference as an exhibit to our annual report on Form 20-F for the fiscal year ended December 31, 2019.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder, we will not treat you as a shareholder of ours and you will not have any direct shareholder rights. ROC law governs shareholder rights. Because the depositary or its nominee will be the shareholder of record for the common shares represented by all outstanding ADSs, shareholder rights rest with such record holder. Your rights are those of an ADR holder. Such rights derive from the terms of the deposit agreement to be entered into among us, the depositary and all holders from time to time of ADRs issued under the deposit agreement. The obligations of the depositary and its agents are also set out in the deposit agreement. Because the depositary or its nominee will actually be the registered owner of the common shares, you must rely on it to exercise the rights of a shareholder on your behalf. The deposit agreement and the ADSs are governed by New York law. Under the deposit agreement, as an ADR holder, you agree that any legal suit, action or proceeding against or involving us or the depositary, arising out of or based upon the deposit agreement, the ADSs, the ADRs or the transactions contemplated thereby, may only be instituted in a state or federal court in New York, New York, and you irrevocably waive any objection which you may have to the laying of venue of any such proceeding and irrevocably submit to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

The following is a summary of what we believe to be the material terms of the deposit agreement. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement which is filed as an exhibit to our annual report on Form 20-F for the fiscal year ended December 31, 2019.

Share Dividends and Other Distributions

How will I receive dividends and other distributions on the common shares underlying my ADSs?

We may make various types of distributions with respect to our securities. The depositary has agreed that, to the extent practicable, it will distribute to you the cash dividends or other distributions it or the custodian receives on common shares or other deposited securities, after converting any cash received into U.S. dollars (if it determines such conversion may be made on a reasonable basis) and, in all cases, making any necessary deductions provided for in the deposit agreement. The depositary may utilize a division, branch or affiliate of JPMorgan to direct, manage and/or execute any public and/or private sale of securities under the deposit agreement. Such division, branch and/or affiliate may charge the depositary a fee in connection with such sales, which fee is considered an expense of the depositary. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.

Except as stated below, the depositary will deliver such distributions to ADR holders in proportion to their interests in the following manner:

•

Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain registered ADR holders, and (iii) deduction of the depositary’s and/or its agents’ fees and expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

•

Shares. In the case of a dividend or free distribution in common shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such common shares. Only whole ADSs will be issued. Any common shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

•

Rights to receive additional common shares. In the case of a distribution of rights to subscribe for additional common shares or other rights, if we timely provide evidence satisfactory to the depositary that it may lawfully distribute such rights, the depositary will distribute warrants or other instruments in the discretion of the depositary representing such rights. However, if we do not timely furnish such evidence, the depositary may:

(i)	sell such rights if practicable and distribute the net proceeds in the same manner as cash to the ADR holders entitled thereto; or

(ii)

if it is not practicable to sell such rights by reason of the non-transferability of the rights, limited markets therefor, their short duration or otherwise, do nothing, in which case ADR holders will receive nothing and the rights may lapse.

•

Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

If the depositary determines in its discretion that any distribution described above is not practicable with respect to any specific registered ADR holder, the depositary may choose any method of distribution that it deems practicable, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices.

The depositary is not responsible if it fails to determine that any distribution or action is lawful or reasonably practicable.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period. All purchases and sales of securities will be handled by the Depositary in accordance with its then current policies, which are currently set forth in the “Depositary Receipt Sale and Purchase of Security” section of https://www.adr.com/Investors/FindOutAboutDRs, the location and contents of which are not incorporated into this exhibit and which the Depositary shall be solely responsible for.

Deposit, Withdrawal and Cancellation

How does the depositary issue ADSs?

Subject to any restrictions on deposit provided for under ROC law and the deposit agreement, the depositary will issue ADSs against the deposit of: (i) at the time of any initial issuance by us, a global certificate of payment or the extract of the register of members issued by our stock administration agent which evidences the right to receive common shares; (ii) upon issuance of common shares in physical certificate form or scripless form, and the exchange of the certificate of payment in the scripless form listed on the TPEx therefor and at all other times, common shares in a form satisfactory to the custodian; (iii) rights to receive common shares from us or any registrar, transfer agent, clearing agent or other entity recording share ownership or transactions, subject in each case to payment of the fees and expenses owing to the depositary in connection with such issuance.

Under current ROC law, no deposit of common shares may be made under the deposit agreement, and no additional ADSs may be issued in respect thereof, without specific ROC regulatory approval, except in connection with: (a) stock dividends on, or free distributions of, common shares; (b) the exercise by ADR holders of their pre-emptive rights in connection with capital increases for cash or (c) the purchase directly by any person or through the depositary or its agent of shares on the TPEx for delivery of common shares to the custodian or the delivery of common shares already held to the custodian for deposit; provided that the total number of ADSs outstanding hereunder does not exceed the number of issued ADSs previously approved by the ROC Financial Supervisory Commission (plus any ADSs created pursuant to (a) and (b) above). Under current ROC law, issuances under (c) above will be permitted only to the extent that previously issued ADSs have been cancelled and as permitted hereunder. At its discretion, the depositary may refuse to accept common shares for deposit under (c) above unless it receives satisfactory evidence or notification from us to the effect that the common shares may be lawfully deposited.

Common shares deposited in the future with the custodian must be accompanied by certain documents, including proper endorsements or duly executed instruments of transfer in respect of such deposited shares, a delivery order directing the depositary to issue ADSs to, or upon the written order of, the person designated in such order, instruments assigning to the custodian, the depositary or the nominee of either of them any distribution on the common shares so deposited or indemnity therefor, and proxies entitling the custodian to vote the deposited common shares.

The custodian will hold all deposited common shares for the account and to the order of the depositary for the benefit of holders of ADRs. ADR holders thus have no direct ownership interest in the common shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited common shares. The deposited common shares and any such additional items are referred to as “deposited securities.”

Upon each deposit of common shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

How do ADR holders cancel an ADS and obtain deposited securities?

Beginning on the fifth ROC business day following the date of initial issuance of the ADSs or such later date as the depositary may announce, subject to any necessary ROC approvals and provisions under the deposit agreement, ADR holders are entitled to withdraw and sell the underlying common shares in the form of the certificates of payment. Immediately upon the registration of the scripless certificate of payment with the Taiwan Depository & Clearing Corporation (“TDCC”), the global certificate of payment or the extract of the register of members that we delivered to the custodian on the date of initial issuance of the ADSs will be replaced by such scripless certificates of payment. At such time as withdrawals are permitted under the deposit agreement, subject to the requirements of ROC law, the ADR holders may request the depositary to withdraw the interests in the scripless certificates of payment representing the underlying common shares represented by ADSs and (a) transfer such interests to ADR holders or (b) sell the interests on the ADR holders’ behalf on the TPEx. Delivery of the common shares in the form of the certificates of payment will not be possible until two business days after the listing date referred to above. Delivery of the irrevocable right to receive the underlying common shares in the form of the certificates of payment will only be made through the book–entry system maintained by the TDCC.

Under current ROC laws and regulations, we are required to deliver these newly issued common shares in physical certificate form or scripless form to the custodian through the TDCC within 30 days after receiving approval from the MOEA of the amendment of our corporate registration with the ROC MOEA. Prior to the issue of the common shares in physical certificate form or scripless form, we will apply for and obtain approval to register the certificate of payment in scripless form, or the Scripless Certificate of Payment with the TDCC and list the Scripless Certificate of Payment on the TPEx.

In accordance with the deposit agreement and subject to the requirements of ROC law, an ADR holder may request the depositary to withdraw from the depositary receipt facility created by the deposit agreement the common shares represented by such holder’s ADRs and either transfer such common shares to such holder or, on the holder’s behalf, arrange for the sale or cause to be sold such common shares on the TPEx (in each case, upon surrender of (a) a certificated ADR in a form satisfactory to the depositary or (b) proper instructions and documentation in the case of an ADR issued through the depositary’s direct registration system, as the case may be, in each case upon payment of any fees, expenses, taxes or governmental charges as provided in the deposit agreement, delivery to the depositary of any documentation, certifications or information which may be required in order to comply with ROC law, rule or regulation, and subject to the terms of the deposit agreement, provided that we have delivered to the custodian the common shares or certificates of payment in physical certificate form or scripless form to be sold or so delivered.

Any ADR holder requesting a sale of common shares must deliver to the depositary a written order requesting the depositary to sell or cause to be sold such common shares. Any such sale of common shares will be conducted in accordance with applicable ROC law through a securities company in the ROC specified in such written order or, if no securities company is specified, through a securities company or companies selected by the depositary, in its sole discretion. Any such sale of common shares shall be at the risk and expense of the ADR holder requesting such sale. Upon receipt of any proceeds from any such sale, the depositary shall, subject to any restrictions imposed by ROC law and regulations, convert or cause to be converted any such proceeds into U.S. dollars and distribute any such proceeds to the ADR holders entitled thereto after deduction or payment of any fees, expenses, taxes or governmental charges incurred in connection with such sale.

Under current ROC law, an ADR holder who is a non-ROC person wishing to withdraw and hold deposited securities from the ADR facility is required to appoint an eligible agent in the ROC for filing tax returns and making tax payments (a “Tax Guarantor”). Such Tax Guarantor will be required to meet the qualifications set by the MOEA and will act as the guarantor of the withdrawing ADR holder’s tax payment obligations. In addition, subject to certain limited exceptions, under current ROC law, repatriation of profits by a non-ROC withdrawing ADR holder is subject to the submission of evidence by the withdrawing ADR holder of the appointment of a Tax Guarantor to, and approval thereof by, the tax authority and tax clearance certificates or evidentiary document issued by the Tax Guarantor. There can be no assurance that a withdrawing ADR holder will be able to appoint and obtain approval for such agent in a timely manner or at all.

Under current ROC law, an ADR holder who is not an ROC resident or ROC company wishing to present ADSs to the depositary for cancellation and withdrawal and holding of the deposited securities from the depositary receipt facility is required to register as a foreign investor with the TWSE, if the ADR holder has never registered as foreign investor with the TWSE previously, for making investments in the ROC securities market prior to withdrawing and holding the deposited securities from the depositary receipts facility.

Under current ROC law, such withdrawing ADR holder is required to appoint a local agent in the ROC to, among other things, open a securities trading account with prior approval granted by the TWSE with a local securities brokerage firm (with qualification set by the ROC FSC) and a bank account, pay ROC taxes, remit funds, exercise shareholder rights and perform such other functions as the ADR holder may designate upon such withdrawal. In addition, such withdrawing ADR holder is also required to appoint a custodian bank and open a custodian account to hold the securities and cash in safekeeping, make confirmations, settle trades and report all relevant information. Without making such appointment and the opening of such custodian account, the withdrawing ADR holder would be unable to hold or subsequently sell the deposited securities withdrawn from the ADR facility on the TPEx. The laws of the ROC applicable to the withdrawal of deposited securities may change from time to time. There can be no assurances that current law will remain in effect or that future changes of ROC law will not adversely affect the ability of ADR holders to withdraw deposited common shares under the deposit agreement.

If an ADS holder after withdrawal of the deposited securities will receive shares representing more than 10% of our issued shares, it shall make the filing with the ROC Financial Supervisory Commission (FSC) of the required reporting in accordance with Article 43-1 of the R.O.C. Securities and Exchange Act upon the acquisition of more than 10% of our shares, the filing with FSC in accordance with Article 25 of the R.O.C. Securities and Exchange Act of notification of any changes of the shareholding of a director, supervisor, manager or shareholder (together with his or her spouse, minor children and nominee) holding more than 10% of our shares, and shall apply for the prior approval of Taiwanese Investment Commission for acquiring 10% or more of our shares.

Currently, a party who is a PRC person may not withdraw and hold the underlying common shares unless it is a qualified domestic institutional investor (“QDII”) in the PRC or has obtained the investment approval from the Taiwanese Investment Commission. However, it is unclear whether a QDII may freely withdraw and hold the underlying common shares if the business of the issuer of the underlying common shares is not within the list of industries open to PRC investment as promulgated by the ROC government. Further, there is no assurance that in the future, there will not be further restrictions or prohibitions imposed on PRC persons (including QDIIs) from investing in certain industries in the ROC, which might accordingly cause a party who is a PRC person to be unable to withdraw and hold the underlying common shares. Under current ROC law, a PRC person means an individual having residence in the PRC (but not including a special administrative region of the PRC such as Hong Kong or Macau, if so excluded by applicable laws of the ROC), any legal person, group, or other institutions of the PRC and any corporation and other entity organized in countries outside of ROC or PRC that is directly or indirectly controlled by or directly or indirectly having more than 30% of its capital beneficially owned by any PRC person described above.

In connection with any surrender of an ADR for withdrawal and the delivery or sale of the deposited securities represented by the ADSs evidenced thereby, the depositary may require proper endorsement in blank of such ADR (or duly executed instruments of transfer thereof in blank) and the ADR holder’s written order (a “Withdrawal Order”) directing the depositary to cause the deposited securities represented by the ADSs evidenced by such ADR to be either (i) withdrawn and delivered to, or upon the written order of, any person designated in such order or (ii) sold and the proceeds of any such sale (after deduction of any applicable fees, expenses, taxes or governmental charges incurred in connection with such sale) delivered to, or upon the written order of, any person designated in such order.

In the case of an ADR holder requesting the delivery of the deposited securities represented by the ADSs evidenced by the holder’s ADRs so surrendered, subject to applicable ROC law and to the other provisions of the deposit agreement, at the request, risk and expense of the ADR holder, the depositary may deliver such deposited securities at such other place as may have been requested by the ADR holder. Delivery of deposited securities may be made by the delivery of certificates or by such other means as the depositary may deem practicable. To the extent ROC law prohibits the sale or delivery of the common shares, such option or options shall cease to be available under the deposit agreement.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary or the deposit of common shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

Record Dates

The depositary may, after consultation with us if practicable, fix record dates (which, to the extent applicable, shall be as near as practicable to any corresponding record dates set by us) for the determination of the registered ADR holders who will be entitled (or obligated, as the case may be):

•	to receive any distribution on or in respect of deposited securities,

•	to give instructions for the exercise of voting rights,

•	to pay the fee assessed by the depositary for administration of the ADR program and for any expenses as provided for in the deposit agreement, or

•	to receive any notice or to act in respect of other matters,

all subject to the provisions of the deposit agreement.

Voting Rights

How do I vote?

We have agreed to timely notify the depositary of any proposed shareholders’ meeting and to provide to the depositary at least 30 calendar days before any general shareholder’s meeting and sufficient time in the case of extraordinary shareholders’ meeting, sufficient copies as the depositary may reasonable request of English translations of the notice of shareholders’ meeting and the agenda of the materials to be voted on (in the form we generally make available to holders of common shares in the ROC).

To the extent the depositary believes it is practicable to do so, as soon as practicable after receipt from us of notice of any meeting or solicitation of consents or proxies of holders of common shares or other deposited securities, the depositary shall at our written request deliver to the registered ADR holders (a) the information in the notice of such meeting sent by us; (b) a statement regarding the appointment of our chairman or a person designated by our chairman as voting representative (“voting representative”) in accordance with the provisions summarized in the next following paragraph, including the manner in which common shares will be voted by such voting representative; and (c) a statement as to the manner in which instruction in respect of such matter may be given by registered ADR holders.

If the depositary receives by the date established by the depositary for that purpose instructions in accordance with the deposit agreement from holders of at least 51% of the aggregate of the outstanding ADSs instructing the depositary to vote common shares in respect of any matter to be voted upon at such meeting in the same manner, then the depositary will in respect of such matter appoint our chairman or the voting representative as representative of the depositary and the ADR holders to attend such meeting and to vote all the common shares represented by the outstanding ADSs in accordance with such identical instruction, insofar as practicable and permitted under applicable law and our Articles of Incorporation. If for any reason, other than our failure to provide timely notice to the depositary of a shareholders meeting in a manner which will reasonably enable ADR holders to provide voting instructions, the depositary does not by the date established by it for that purpose receive such identical instructions in accordance herewith from holders of at least 51% of the aggregate of the outstanding ADSs with respect to such matter, the depositary will appoint the voting representative to attend such meeting and to vote all the common shares represented by the outstanding ADSs as the voting representative deems appropriate. The depositary will not itself exercise any voting discretion in respect of any deposited securities.

Notwithstanding the foregoing, the depositary is not required to make any appointment of a voting representative unless and until it has received an opinion of our ROC counsel, addressed to the depositary and in form and substance acceptable to the depositary, at our sole expense, to the effect that, (i) the granting of such discretionary proxy does not subject the depositary to any reporting obligations in the ROC, (ii) the granting of such proxy will not result in a violation of ROC law, rule, regulation or permit, (iii) the voting arrangement and deemed instruction as contemplated in the deposit agreement will be given effect under ROC law, and (iv) the granting of such discretionary proxy will not result in the common shares represented by the ADSs being considered assets of the depositary under ROC law.

There is no guarantee that any registered holders of ADRs or beneficial owners of an interest in an ADR will receive voting materials in time to instruct the depositary to vote and it is possible that ADR holders and such beneficial owners will not have the opportunity to exercise a right to vote.

Notwithstanding anything contained in the deposit agreement or any ADR, the depositary may, to the extent not prohibited by law, rules or regulations, by our constituent documents, or by the requirements of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the depositary in connection with any meeting of, or solicitation of consents or proxies from, holders of deposited securities, distribute to the ADR holders a notice that provides ADR holders with, or otherwise publicizes to ADR holders, instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

Voting instructions will not be deemed received until such time as the depositary’s ADR department responsible for proxies and voting has received such instructions notwithstanding that such instructions may have been physically received by JPMorgan, as depositary, prior to such time.

Reports and Other Communications

Will ADR holders be able to view our reports?

The depositary will make available for inspection by ADR holders at the offices of the depositary and the custodian, or upon request made to the depositary (which request may be refused by the depositary at its discretion), the deposit agreement, the provisions of or governing deposited securities, and any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities.

Additionally, if we make any written communications generally available to holders of our common shares, and we furnish copies thereof (or English translations or summaries) to the depositary, it will distribute the same to registered ADR holders.

Fees and Expenses

What fees and expenses will I be responsible for paying?

The depositary may charge each person to whom ADSs are issued, including, without limitation, issuances against deposits of common shares, issuances in respect of share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by us or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or deposited securities, and each person surrendering ADSs for withdrawal of deposited securities or whose ADRs are cancelled or reduced for any other reason, US$5.00 for each 100 ADSs (or any portion thereof) issued, delivered, reduced, cancelled or surrendered, as the case may be. The depositary may sell (by public or private sale) sufficient securities and property received in respect of a share distribution, rights and/or other distributions prior to such deposit to pay such charge.

The following additional charges shall be incurred by the ADR holders, by any party depositing or withdrawing shares or by any party surrendering ADSs and/or to whom ADSs are issued (including, without limitation, issuances pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADSs or the deposited securities or a distribution of ADSs), whichever is applicable:

•	a fee of up to US$0.05 per ADS for any cash distribution made pursuant to the deposit agreement;

•

an aggregate fee of US$0.05 per ADS per calendar year (or portion thereof) for services performed by the depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders of ADRs as of the record date or record dates set by the depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);

•

a fee for the reimbursement of such fees, charges and expenses as are incurred by the depositary and/or any of its agents (including, without limitation, the custodian and expenses incurred on behalf of ADR holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the common shares or other deposited securities, the sale of securities (including, without limitation, deposited securities), the delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable law, rule or regulation (which fees and charges shall be assessed on a proportionate basis against ADR holders as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such ADR holders or by deducting such charge from one or more cash dividends or other cash distributions);

•

a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the US$0.05 per ADS issuance fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were common shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those ADR holders entitled thereto;

•	stock transfer or other taxes and other governmental charges;

•	SWIFT, cable, telex and facsimile transmission and delivery charges incurred at your request in connection with the deposit or delivery of shares, ADRs or deposited securities;

•	transfer or registration fees for the registration or transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities;

•	expenses of the depositary in connection with the sale of shares to pay ROC withholdings taxes on stock dividends pursuant to the deposit agreement (which are paid out of such foreign currency);

•

in connection with the conversion of foreign currency into U.S. dollars, JPMorgan shall deduct out of such foreign currency the fees, expenses and other charges charged by it and/or its agent (which may be a division, branch or affiliate) so appointed in connection with such conversion; and

•	fees of any division, branch or affiliate of JPMorgan utilized to direct, manage and/or execute any public and/or private sale of securities under the deposit agreement.

Certain of the depositary fees and charges described above may become payable immediately after the closing of the initial issuance of ADRs at or following the date of the deposit agreement. In connection therewith, it is anticipated that the $0.05 per ADS servicing fee described above will be payable by those ADS holders of record on a date occurring during the period immediately after the initial issuance of ADRs following the date of the deposit agreement and prior to the listing of the common shares on the Taipei Exchange.

As an ADR holder, you will also be responsible to pay any required charges to the Taiwan tax authority, which are subject to change. As of the date hereof, the charges may include:

Service	Fee
Issuance of ADSs upon a deposit of common shares	0.3% of the aggregate price of ADS issued
Withdrawal of common shares upon cancellation of ADSs	0.3% of the aggregate price of ADS canceled
Sale of common shares on the Taiwan Exchange	0.3% of the aggregate price of common shares sold

JPMorgan and/or its agent may act as principal for any conversion of foreign currency.

We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary. The charges described above may be amended from time to time by agreement between us and the depositary. The right of the depositary to receive payment of fees, charges and expenses as provided above shall survive the termination of the deposit agreement.

The depositary anticipates reimbursing us for certain expenses incurred by us that are related to the establishment and maintenance of the ADR program upon such terms and conditions as we and the depositary may agree from time to time. The depositary may make available to us a set amount or a portion of the depositary fees charged in respect of the ADR program or otherwise upon such terms and conditions as we and the depositary may agree from time to time. The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary will generally set off the amounts owing from distributions made to holders of ADSs. If, however, no distribution exists and payment owing is not timely received by the depositary, the depositary may refuse to provide any further services to holders that have not paid those fees and expenses owing until such fees and expenses have been paid. At the discretion of the depositary, all fees and charges owing under the deposit agreement are due in advance and/or when declared owing by the depositary.

Payment of Taxes

If any taxes or other governmental charges (including any penalties and/or interest) shall become payable by or on behalf of the custodian or the depositary with respect to any ADR, any deposited securities represented by the ADSs evidenced thereby or any distribution thereon, such tax or other governmental charge shall be paid by the ADR holders to the depositary and by holding or having held an ADR the holder thereof and all prior holders thereof, jointly and severally, agree to indemnify, defend and save harmless each of the depositary and its agents in respect thereof. If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any distributions, or (ii) sell deposited securities (by public or private sale) and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. If any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of ADRs or withdrawal of deposited securities until such payment is made. If any tax or governmental charge is required to be withheld on any cash distribution, the depositary may deduct the amount required to be withheld from any cash distribution or, in the case of a non-cash distribution, sell the distributed property or securities (by public or private sale) in such amounts and in such manner as the depositary deems necessary and practicable to pay such taxes and shall distribute any remaining net proceeds or the balance of any such property after deduction of such taxes to the ADR holders entitled thereto.

Notwithstanding the above, we will pay all stamp duties and other similar duties or taxes payable in the ROC, the United States of America and any other jurisdiction, on or in connection with the constitution and issue of the ADSs and the execution or other event concerning the deposit agreement. If any legal proceedings are taken to enforce our obligations under the deposit agreement or the ADSs and for the purpose of such proceedings any of them are required to be taken into or enforced in any jurisdiction and stamp duties or other similar duties or taxes become payable in connection with such proceedings in such jurisdiction, the ADR holders will pay (or reimburse the person making a valid payment of) all such stamp duties and other similar duties and taxes, including any penalties and interest, unless otherwise ordered by a court of competent jurisdiction in such proceedings. The depositary may sell any deposited securities and cancel ADSs with respect thereof in order to pay any such stamp duties or other similar duties or taxes owed under the deposit agreement by ADR holders without the depositary being required to request payment thereof from the ADR holders.

By holding an ADR or an interest therein, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective officers, directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained, and such obligations shall survive the transfer or surrender of ADSs or the termination of the deposit agreement.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any distributions of common shares or other property not made to holders of ADRs or (iii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to, and shall if reasonably requested by us:

(1)	amend the form of ADR;

(2)	distribute additional or amended ADRs;

(3)	distribute cash, securities or other property it has received in connection with such actions;

(4)	sell by public or private sale any securities or property received; or

(5)	none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, SWIFT, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or that otherwise prejudices any substantial existing right of ADR holders. Such notice need not describe in detail the specific amendments effectuated thereby, but must identify to ADR holders a means to access the text of such amendment. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment and to be bound by the deposit agreement as so amended. Any amendments or supplements which (i) are reasonably necessary (as agreed by us and the depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act of 1933, as amended, or (b) the ADSs or shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by ADR holders, shall be deemed not to prejudice any substantial rights of ADR holders. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or within any other period of time as required for compliance. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

How may the deposit agreement be terminated?

The depositary may, and shall at our written direction, terminate the deposit agreement and the ADRs by mailing notice of such termination to the registered holders of ADRs at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (i) resigned as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders unless a successor depositary shall not be operating under the deposit agreement within 60 days of the date of such resignation, and (ii) been removed as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders of ADRs unless a successor depositary shall not be operating under the deposit agreement on the 60th day after our notice of removal was first provided to the depositary. Notwithstanding anything to the contrary in the deposit agreement, the depositary may terminate the deposit agreement without notice to us, but subject to giving 30 days’ notice to the ADR holders, if: (i) we become bankrupt or insolvent, (ii) our common shares are de-listed, (iii) we effect (or will effect) a redemption of all or substantially all of the deposited securities, or a cash or share distribution representing a return of all or substantially all of the value of the deposited securities, or (iv) there occurs a merger, consolidation, sale of assets or other transaction as a result of which securities or other property are delivered in exchange for or in lieu of deposited securities.

After termination, the depositary’s only responsibility will be (i) to deliver deposited securities to ADR holders who surrender their ADRs, and (ii) to hold or sell distributions received on deposited securities. As soon as practicable after the termination date, the depositary will use its reasonable efforts to sell the deposited securities which remain and hold the net proceeds of such sales, together with any other cash then held by it under the deposit agreement (as long as it may lawfully do so), without liability for interest, in trust for the pro rata benefit of the ADR holders who have not yet surrendered their ADRs. After making such sale, the depositary shall have no obligations except to account for such net proceeds and other cash.

Limitations on Obligations and Liability to ADR holders

Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders and holders of ADSs

Prior to the issue, registration, registration of transfer, split-up, combination, or withdrawal of any ADRs, or the delivery of any distribution in respect thereof, and from time to time in the case of the production of proofs as described below, we or the depositary or its custodian may require:

•

payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of common shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the deposit agreement;

•

the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, payment of applicable taxes or governmental charges, information relating to the registration of the common shares on the books maintained by us or on our behalf for the transfer and registration of common shares, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADRs, as it may deem necessary or proper; and

•	compliance with such regulations as the depositary may establish consistent with the deposit agreement.

The issuance of ADRs, the acceptance of deposits of common shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of shares, may be suspended, generally or in particular instances, when the ADR register or any register for deposited securities is closed or when any such action is deemed advisable by the depositary; provided that the ability to withdraw shares may only be limited under the following circumstances: (i) temporary delays caused by closing transfer books of the depositary or our transfer books or the deposit of common shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes, and similar charges, and (iii) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of deposited securities.

The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective directors, officers, employees, agents and affiliates, provided, however, that no disclaimer of liability under the Securities Act of 1933, as amended, is intended by any of the limitations of liabilities provisions of the deposit agreement. In the deposit agreement it provides that neither we nor the depositary nor any such other party will be liable to holders or beneficial owners of ADSs if:

•

any present or future law, rule, regulation, fiat, order or decree of the United States, the ROC or any other country or jurisdiction, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism, nationalization, expropriation, currency restrictions, work stoppage, strike, civil unrest, revolutions, rebellions, explosions, computer failure or circumstance beyond our, the depositary’s or any such other party’s direct and immediate control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the deposit agreement or the ADRs provide shall be done or performed by us, the depositary or such other party (including, without limitation, voting);

•

it exercises or fails to exercise discretion under the deposit agreement or the ADRs including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable;

•	it performs its obligations under the deposit agreement and ADRs without gross negligence or willful misconduct; or

•

it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting common shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information.

We and the depositary and its agents may rely and shall be protected in acting upon any written notice, request, direction, instruction or document believed by it to be genuine and to have been signed, presented or given by the proper party or parties.

Neither we, the depositary nor our respective agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs which in its opinion may involve it in expense or liability, if indemnity satisfactory to it against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADRs or otherwise related to the deposit agreement or ADRs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system. Furthermore, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JPMorgan. Notwithstanding anything to the contrary contained in the deposit agreement or any ADRs, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the custodian except to the extent that any registered ADR holder has incurred liability directly as a result of the custodian having (i) committed fraud or willful misconduct in the provision of custodial services to the depositary or (ii) failed to use reasonable care in the provision of custodial services to the depositary as determined in accordance with the standards prevailing in the jurisdiction in which the custodian is located. The depositary shall not have any liability for the price received in connection with any sale of securities, the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale.

The depositary has no obligation to inform ADR holders or other holders of an interest in any ADSs about the requirements of the laws, rules or regulations of any country or jurisdiction or of any governmental or regulatory authority or any securities exchange or market or automated quotation system, or any changes therein or thereto.

Additionally, none of us, the depositary or the custodian shall be liable for the failure by any registered holder or beneficial owner of ADRs to obtain the benefits of credits or refunds on the basis of non-U.S. tax paid against such holder’s or beneficial owner’s income tax liability. Neither we nor the depositary shall incur any liability for any tax consequences that may be incurred by registered holders or beneficial owners on account of their ownership of ADRs or ADSs.

Neither the depositary nor its agents will be responsible, when acting in good faith, for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any such vote is cast or for the effect of any such vote. The depositary may rely upon instructions from us or our counsel in respect of any approval or license required for any currency conversion, transfer or distribution. The depositary shall not incur any liability for the content of any information submitted to it by us or on our behalf for distribution to ADR holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the deposited securities, for the validity or worth of the deposited securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the deposit agreement or for the failure or timeliness of any notice from us. The depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary.

Neither we, the depositary nor any of our respective directors, officers, employees, agents or affiliates shall be liable to registered holders or beneficial owners of interests in ADSs for any indirect, special, punitive or consequential damages (including, without limitation, legal fees and expenses) or lost profits, in each case of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

IN THE DEPOSIT AGREEMENT EACH PARTY THERETO (INCLUDING, FOR AVOIDANCE OF DOUBT, EACH HOLDER AND BENEFICIAL OWNER AND/OR HOLDER OF INTERESTS IN ADRS) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING AGAINST THE DEPOSITARY AND/OR US DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE COMMON SHARES OR OTHER DEPOSITED SECURITIES, THE ADSS OR THE ADRS, THE DEPOSIT AGREEMENT OR ANY TRANSACTION CONTEMPLATED THEREIN, OR THE BREACH THEREOF (WHETHER BASED ON CONTRACT, TORT, COMMON LAW OR ANY OTHER THEORY), INCLUDING BUT NOT LIMITED TO CLAIMS UNDER FEDERAL SECURITIES LAWS.

The depositary and its agents may own and deal in any class of securities of our company and our affiliates and in ADRs.

Disclosure of Interest in ADSs

To the extent that the provisions of or governing any deposited securities, ROC law, the rules and regulations of the TPEx or our articles of incorporation may require disclosure of or impose limits on beneficial or other ownership of, or interest in, deposited securities, other common shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof.

We may have certain disclosure obligations and reporting obligations under ROC laws and regulations if (a) the person to be registered as a shareholder is a “related party” of our company under regulations governing the preparation of its financial reports and the International Financial Reporting Standards and such person beneficially owns shares withdrawn under the deposit agreement; or (b) the person to be registered as a shareholder owns shares withdrawn under the deposit agreement and the shares withdrawn by this shareholder exceed 10% of the common shares represented by the ADSs originally issued under the deposit agreement. Due to these obligations, the depositary may ask the withdrawing ADR holder to disclose the name of the beneficial owner of the ADSs delivered for cancellation and to provide proof of identity and genuineness of any signature and other information and documents before the withdrawing ADR holder may cancel its ADSs. The withdrawal of shares may be delayed until the depositary receives such information, the proof so requested and satisfactory evidence of the withdrawing ADR holder’s compliance with all laws and regulations. The information that a withdrawing ADR holder is required to provide may include the name and nationality of the beneficial owner, the number of common shares or individual certificates of payment the beneficial owner is withdrawing or has withdrawn in the past and whether certain affiliations exist between the beneficial owner and our company.

Each ADR holder agrees to comply with requests from us pursuant to ROC law, rules and regulations as well as the rules and regulations of any stock exchange on which the common shares are, or will be, registered, traded or listed to provide information, inter alia, as to the capacity in which such ADR holder owns ADRs (and common shares as the case may be) and regarding the identity of any other person interested in such ADRs and the nature of such interest.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary’s direct registration system. Registered holders of ADRs may inspect such register at the depositary’s office at all reasonable times, but for the purpose of communicating with other ADR holders in the interest of the business of our company or a matter relating to the deposit agreement. Such register may be closed at any time or from time to time, when deemed expedient by the depositary.

The depositary will maintain facilities for the delivery and receipt of ADRs.

Appointment

In the deposit agreement, each registered holder of ADRs and each person holding an interest in ADSs or ADRs, upon acceptance of any ADSs or ADRs (or any interest therein) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:

•	be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs, and

•

appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR or ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

Governing Law, Submission to Jurisdiction and Arbitration

The deposit agreement, the ADSs and the ADRs are governed by and construed in accordance with the laws of the State of New York. In the deposit agreement, we have submitted to the jurisdiction of the state and federal courts of the State of New York and appointed an agent for service of process on our behalf. Notwithstanding the foregoing, (i) any action against us based on the deposit agreement, the ADSs, the ADRs or the transactions contemplated thereby may be instituted by the depositary in any competent court in the ROC, and/or the United States, (ii) the depositary may, in its sole discretion, elect to institute any action, controversy, claim, dispute or cause of action directly or indirectly based on, arising out of or relating to the deposit agreement or the ADRs or the transactions contemplated thereby, including without limitation any question regarding its or their existence, validity, interpretation, performance or termination, against any other party or parties to the deposit agreement (including, without limitation, against ADR holders and owners of interests in ADSs), by having the matter referred to and finally resolved by an arbitration conducted under the terms described below, and (iii) the depositary may in its sole discretion require that any action, controversy, claim, dispute, or cause of action of the type described in clause (ii) above, brought against the depositary by any party or parties to the deposit agreement (including, without limitation, by ADR holders and owners of interests in ADSs), shall be referred to and finally settled by an arbitration conducted under the terms described below; provided, however, that to the extent there are specific federal securities law violation aspects to any claims against us and/or the depositary brought by any ADR holder, the federal securities law violation aspects of such claims brought by an ADR holder against the us and/or the depositary may, at the option of such ADR holder, remain in state or federal court in New York, New York, and all other aspects, claims, legal suits, actions, proceedings or causes of action of the type described in clause (ii) above brought by such ADR holder against us and/or the depositary, including those brought along with, or in addition to, federal securities law violation claims, would be referred to arbitration. Any such arbitration shall be conducted in the English language in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

By holding an ADS or an interest therein, registered holders of ADRs and owners of interests in ADSs each irrevocably agree that any legal suit, action or proceeding against or involving us or the depositary, arising out of or based upon the deposit agreement, the ADSs, the ADRs or the transactions contemplated thereby, may only be instituted in a state or federal court in New York, New York, and each irrevocably waives any objection which it may have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.